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                                   STERN & CO.
                  STEM CELL THERAPHY INTERNATIONAL CORPORATION
                       INVESTOR & MEDIA RELATIONS CONTRACT



February 10, 2005

Mr. Calvin Cao
Chairman and Chief Executive Officer
STEM CELL THERAPY INTERNATIONAL CORPORATION
2203 North Lois Avenue, Suite 929
Tampa, Florida 33607

VIA EMAIL: calvin_cao@hotmail.com
           ----------------------


Dear Calvin,

This letter when signed by you and returned with the first month's retainer for Stern & Co.'s investor and media relations-related services confirms that you are retaining Stern & Co. as your investor and media relations counsel for a six-month period beginning February 14, 2005 on behalf of Stem Cell Therapy International Corporation, a Nevada Corp.

The fee for our investor and media relations services for the period stated above will be $3,000 per month for the months of February, March, April plus 20 thousand Rule 144 shares of Stem Cell Therapy Corp. (OTCBB: SCTI) stock valued at par. When, after 12 months, this stock can be exercised, Stern & Co. has the option to request the company to issue additional shares so that the exercise value of the transaction in total is equal to $100,000. The initial three months of fees, totaling $9,000, is payable with the signing of this contract. For the second half of the agreement, the monthly fee will increase to $6,000 per month payable for months of May, June and July. Each of those fees is due to Stern & Co. at the start of each month.

Under a separate budget Stern & Co. has agreed to create and develop an investor relations (IR) kit for Stem Cell Therapy Corporation. A key document and anchor of the kit is the Fact Sheet. Stern & Co. will develop the fact sheet, which is used during marketing and outreach of Stem Cell Therapy to the investment community, media and shareholders. This process includes research, writing, editing, and updating the corporate fact sheet on an as needed basis during the length of the relationship with Stern & Co. The fact sheet would contain a wealth of information about Stem Cell Therapy Corporation, which includes descriptions of the company, its product, financial information, investment highlights, market size and opportunities, company news and strategic partnerships. Included in the kit will be company press releases, SEC filings, and other marketing materials provided by the Company which would warrant inclusion in the kit. The kit also would serve as a key resource for the financial media. The one time cost for the development of items listed above is $5,000. The cost does not include design or printing of folders, printing costs to fulfill the kits, or postage. It does not include the design of any corporate logo.

At the signing of this contract, we also require a deposit of $500.00 to be used as a revolving credit against out-of-pocket expenses incurred on your behalf. A check for this amount will also be due along with a signed copy of this agreement. In addition to the fee you agree to reimburse us for out-of-pocket expenses which include but are not limited to such items as: copying, fax, Internet research, media meetings, telephone, messenger service, transportation and travel, mail and overnight mail, office services and supplies, publications and subscriptions, clipping services and associated costs. We will send you a monthly accounting of such costs and you agree to reimburse Stern & Co. in the amount of such charges upon receipt of our invoice. You also agree to replenish the revolving credit when notified.

In addition, all outside production services including but not limited to: printing, offsetting of materials, photostats, large-scale mailings, photography, art work, press parties and special events on your behalf will be re-billed at the end of each calendar month with a standard agency mark up of 8.25% and are payable upon receipt. It is specifically understood that Stern & Co. will enter into such contracts with outside providers only with your advance approval. We will act as your agent on behalf of such agreed upon outside provider services, but providers will be informed that you are ultimately responsible for payment of their bills in the event that we don't receive payment from you directly.

No single outside production or vendor expense item over $500 will be undertaken without your advance approval. You will be required to immediately pay us in advance for any out-of-pocket expense item of more than $1,000 before a commitment is made to incur it.

Our fee is based on our evaluation of the number of professional hours that will be necessary to carry out our program on your behalf. We will present you with additional budget estimates for any activities that were not included in the agreed upon program.

Stern & Co. agrees to hold confidential all non-public information we receive from you. You agree to indemnify and hold harmless Stern & Co. from and against all losses, claims, damages, expenses or liabilities which we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved by you and used by us.

We expect you to be responsive to our invoices and pay us promptly. Should you have any question about any item in our out-of-pocket invoices, you must notify us within thirty [30] days of receipt of said invoices and agree to pay all non-disputed or questioned items immediately.

This Agreement shall be construed in accordance with the laws of the State of New York applicable to agreements made and wholly to be performed in such State. The Agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of New York without regard to the principles of the conflicts of law.

Unless either of us notifies the other in writing by registered mail sixty-days
(60) before this agreement expires, but under no circumstances before June 14, 2005, it will be renewed automatically for another six months.

Please sign two copies of this agreement and return one along with your check for our first month's services and the revolving credit. You have our assurance of our very best efforts on your behalf.

Sincerely,



Stephanie Stern
President
STERN & CO.
February 4, 2005


Accepted and Approved:


___________________________
Calvin Cao
Chairman & Chief Executive Officer
STEM CELL THERAPY INTERNATIONAL CORPORATION


Date: ______________________